Filed Pursuant to Rule 433

Registration Statement No. 333-284622

Pricing Term Sheet

¥272,300,000,000

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

¥128,900,000,000 2.077% Senior Notes due 2029

¥86,800,000,000 2.465% Senior Notes due 2031

¥22,300,000,000 2.739% Senior Notes due 2033

¥27,300,000,000 3.084% Senior Notes due 2036

¥2,000,000,000 3.452% Senior Notes due 2041

¥5,000,000,000 4.037% Senior Notes due 2056

Issuer:	Berkshire Hathaway Inc.

Offering Format:	SEC Registered

Trade Date:	April 10, 2026

Settlement Date:	April 16, 2026 (T+4 Tokyo business days)

Expected Ratings*:	Aa2/AA (Stable/Stable)

Title of Securities:

2.077% Senior Notes due 2029 (the “2029 Notes”)

2.465% Senior Notes due 2031 (the “2031 Notes”)

2.739% Senior Notes due 2033 (the “2033 Notes”)

3.084% Senior Notes due 2036 (the “2036 Notes”)

3.452% Senior Notes due 2041 (the “2041 Notes”)

4.037% Senior Notes due 2056 (the “2056 Notes”)

Aggregate Principal Amount:	¥128,900,000,000 (2029 Notes) ¥86,800,000,000 (2031 Notes) ¥22,300,000,000 (2033 Notes) ¥27,300,000,000 (2036 Notes) ¥2,000,000,000 (2041 Notes) ¥5,000,000,000 (2056 Notes)

Maturity Date:	April 25, 2029 (2029 Notes) April 25, 2031 (2031 Notes) April 25, 2033 (2033 Notes) April 25, 2036 (2036 Notes) April 25, 2041 (2041 Notes) April 25, 2056 (2056 Notes)

Issue Price (Price to Public):	100% of face amount (2029 Notes) 100% of face amount (2031 Notes) 100% of face amount (2033 Notes) 100% of face amount (2036 Notes) 100% of face amount (2041 Notes) 100% of face amount (2056 Notes)

Gross Spread:	10 bps (2029 Notes) 15 bps (2031 Notes) 20 bps (2033 Notes) 25 bps (2036 Notes) 40 bps (2041 Notes) 55 bps (2056 Notes)

Proceeds to Issuer:	¥271,892,550,000

Interest Rate:	2.077% per annum (2029 Notes) 2.465% per annum (2031 Notes) 2.739% per annum (2033 Notes) 3.084% per annum (2036 Notes) 3.452% per annum (2041 Notes) 4.037% per annum (2056 Notes)

Reference Rate:	1.547% (2029 Notes) 1.765% (2031 Notes) 1.939% (2033 Notes) 2.184% (2036 Notes) 2.542% (2041 Notes) 3.037% (2056 Notes)

Spread to Reference Rate:	53 bps (2029 Notes) 70 bps (2031 Notes) 80 bps (2033 Notes) 90 bps (2036 Notes) 91 bps (2041 Notes) 100 bps (2056 Notes)

Yield:	2.077% (2029 Notes) 2.465% (2031 Notes) 2.739% (2033 Notes) 3.084% (2036 Notes) 3.452% (2041 Notes) 4.037% (2056 Notes)

Day Count Convention:	30/360

Interest Payment Dates:

Semi-annually on April 25 and October 25 of each year commencing October 25, 2026 (and the Maturity Date)

2.077% (2029 Notes)+

2.465% (2031 Notes)+

2.739% (2033 Notes)+

3.084% (2036 Notes)+

3.452% (2041 Notes)+

4.037% (2056 Notes)+

+ Long first coupon

Par Call:

No Par Call (2029 Notes)

No Par Call (2031 Notes)

On or after February 25, 2033 (2033 Notes)

On or after January 25, 2036 (2036 Notes)

On or after January 25, 2041 (2041 Notes)

On or after October 25, 2055 (2056 Notes)

Minimum Denomination:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

CUSIP:	084670 FC7 (2029 Notes) 084670 FD5 (2031 Notes) 084670 FE3 (2033 Notes) 084670 FF0 (2036 Notes) 084670 FG8 (2041 Notes) 084670 FH6 (2056 Notes)

Common Code:	333972204 (2029 Notes) 333972344 (2031 Notes) 333972395 (2033 Notes) 333972565 (2036 Notes) 333972581 (2041 Notes) 333978091 (2056 Notes)

ISIN:	XS3339722046 (2029 Notes) XS3339723440 (2031 Notes) XS3339723952 (2033 Notes) XS3339725650 (2036 Notes) XS3339725817 (2041 Notes) XS3339780911 (2056 Notes)

Paying Agent:	The Bank of New York Mellon, London Branch

Listing:	None

Joint Book-Running Managers:	Mizuho Securities USA LLC Merrill Lynch International

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

UK MiFIR professionals/ECPs-only/No EEA PRIIPs KID or UK PRIIPs KID/CCI product summary: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) and no UK PRIIPs KID/CCI product summary has been prepared as not available to retail investors in EEA or UK.

Settlement Period: The closing will occur on April 16, 2026, which will be more than one Tokyo business day after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes will be required, by virtue of the fact that the Securities initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before the delivery of the notes should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at (866) 271-7403 or Merrill Lynch International toll-free at +1-800-294-1322.

4